Exhibit 3.2

Filed
In the office of the
Secretary of State of the
STATE OF NEVADA

April 10, 1992
No. 7442-91
Cheryl A. Lau, Secretary of State



           ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                    OF
                          SWISS TECHNIQUE, INC.

Pursuant to the applicable provisions of the Nevada Business Corporation Act, Swiss Technique, Inc. (the "Corporation" Adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

FIRST:  The present name of the Corporation is Swiss Technique, Inc.

SECOND: The following amendment to its Articles of Incorporation was adopted by majority vote of shareholders of the Corporation on August 23, 1991 in the manner prescribed by Nevada Law.

1. Article IV here amended to read as follows:

Capitalization. (a) Common Stock. The Corporation shall have the authority to issued 50,000,000 shares of common stock having a par value of $.001. All common stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid common stock of this Corporation shall not be liable for further call or assessment. The authorized common shares shall be issued at the discretion of the Directors. (b) Preferred Stock. the Corporation shall have the authority to issued 5,000,000 shares of preferred stock each having a par value of $.001, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors of the Corporation.

THIRD: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 2,514,000.

FOURTH: The number of shares voted for such amendments was 2,380,550 (95%) and the number voted against such amendment was -0-

DATED this 23rd day of August, 1991

ATTEST:

By:  /s/ Frankie M. Garrity
------------------------------
Frankie M. Garrity
Secretary

SWISS TECHNIQUE, INC.

By:  /s/ Rodger W. Carrity
------------------------------
Rodger W. Carrity,
Senior Vice President

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                                VERIFICATION
                                ------------

The undersigned being first duly sworn, deposes and states:
that the undersigned is the Secretary of Swiss Technique, Inc., that the undersigned has read the Articles of Amendment and knows the contents thereof and that the same contains a truthful statement of the Amendment duly adopted by the sole director and stockholders of the Corporation.

/s/ Frankie M. Garrity
------------------------------
Frankie M. Garrity
Secretary

STATE OF UTAH        )
                     )ss.
COUNTY OF SALT LAKE  )


Before me the undersigned Notary Public in and for the said
County and State, personally appeared the President and Secretary of Swiss Technique, Inc., a Nevada corporation, and signed the foregoing Articles of Amendment as their own free and voluntary acts and deeds pursuant to a corporate resolution for the uses and purposes set forth.

IN WITNESS WHEREOF, I have set my hand and seal this 23rd day of August, 1991.

/s/ Thomas G. Kimball
------------------------
NOTARY PUBLIC, residing at
Salt Lake City, Utah

My Commission Expires:

Nov 1, 1993

Notary Public
Thomas G. Kimble
311 South State #440
Salt Lake City, Utah  84111
My Commission Expires
November 1, 1993
State of Utah

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